July 26, 1999

Mr. Jantonio Turner, President
TFN, The Football Network, Inc.
646 North Beachwood Drive
Los Angeles, CA 90004

Dear Jantonio:

This letter sets forth the terms under which TFN, The Football Network, Inc. (as "Client") would engage Newberger Greenberg & Associates ("NG&A") as its advisors in the development of "TFN," a proposed new cable and satellite television service and integrated Internet Website (the "Service") totally dedicated to football. The full Project is set forth in the Statement of Work attached hereto and made a part hereof, and it is divided into three integral developmental phases summarized below.

Phase I encompasses a thorough review and assessment of the concept and its underlying business,, market, programming and merchandising premises, then the development, full generation and refinement, in consultation with the principals and their other advisors, of several "planning books" that comprise the essence of the business plan for the venture. More specifically, components of Phase I include (1) a structured, interactive debriefing, brainstorming and goal-setting process (called "20 Questions") intended to further delineate and exercise the concept within a realistic television-industry and distribution context, leading to the development of a "Short Range Strategic Plan" to guide the development process during the time it takes to generate the Planning Books, including considerations and action steps relating to any further public announcements of the venture and any further steps to acquire or confirm the availability of strategic elements needed for success (including various alliances related to the sport and the operation of the Channel, relationships with talent or other "names," options on programming content and other resources); (2) a comprehensive process to "fortify" and expand upon the concept through review and analysis of relevant third-party categorical data acquired by NG&A, Client, and Client's other advisors; (3) an examination in conjunction with your legal counsel and, potentially, other specialists in rights matters relating to acquisition and exhibition of video clips, events and library program material; (4) refinement of the detailed cost model covering the
"content" of	the Service, including a "sample week" programming
schedule prototype with integrated cost projection model and concept for integrated Internet Website (all together Planning Book 1); (5) preparation of the detailed cash flow model for the business, including both the television and Internet components of the Service and encompassing reasonable projections (base case and alternative case scenarios) for revenues from subscription, advertising, direct sales and ancillary sources, together with fully annotated and documented projections of expenses by category based upon NG&A's highly refined pro forma as applied to the expected business plan of the Service (together Planning Book 2); (6) based upon Client's resources, preferences and requirements, a proposed capital structure, capital formation plan and investment return analysis (Planning Book
3); (7) a highly channel-specific primary market research project tuned to the now very specific business plan (performed by unaffiliated third parties experienced in performing this type of study, approved by Client but supervised by NG&A); and (8) ongoing advice on development and strategic matters and issues as they arise.




Mr. Turner
July 26, 1999
Page 2



Phase 2, which begins immediately following the completion of Phase 1, consists of: (9) generation of the Service's "Information Memorandum" (a vividly descriptive document containing a condensed version of the business plan together with a capsule summary or general description of the investment, for use with potential partners, financial investors and others with whom strategic alliances may be made in the "Major Round" of financing), and (10) development of and assistance in the generation of Initial Presentation Materials as required.

Phase 3, which would begin immediately after the completion of the documents generated in Phase 2, provides a series of advisory and process-review services relating to capital formation and the implementation of the plan during start-up and initial operation of the Service. It consists of: (11) a full range of ongoing advisory assistance to Client relating to capital formation and/or resource assembly as may be required for implementation, including, as appropriate and required, advice and assistance in the selection, hiring and management of Investment Banking representation, assistance with planning presentations to, review of and any due diligence interrogations by potential funding sources or strategic partners, and assistance with structuring term sheets and evaluating offers to be made to or received from potential investors or partners; (12) ongoing advice and assistance in the areas of structuring of non-financial strategic alliances and relationships and assisting in the due diligence processes related thereto, (13) advisory guidance as needed (but not direct representation) in the affiliate sales and marketing process to distributors, including cable systems, DBS operators and possibly others; (14) advice and assistance in the refinement of the internally generated working Business Plan and budgets for the venture; and, (l5) ongoing advice and assistance with specific aspects of the implementation of the business plan before and after launch, including with program element acquisition and creation, consumer and trade marketing matters, direct marketing and fulfillment systems, vendors and mechanics, staffing, and advice as reasonably requested on all other aspects of developing, launching and operating the Service. The Engagement begins with a Phase 0, which encompasses work with TFN prior to the commencement of Phase 1, consisting of guidance and assistance on an "as needed" basis in the raising of "Seed Development Round" capital with which to proceed, and ongoing advice on strategic matters related to the financing and the ongoing development of the Company. NG&A is not responsible for the finding of funds; its role is strictly as advisor to the Company as set forth in Section 12 below. NG&A will be compensated for its work in Phase 0 with a "Contingent Seed Round Bonus," as set forth in Section 3(a) below.

This Agreement takes effect upon signature. Phase 0 extends through the closing of the next $500,000 of the Company's Seed Development Round, which shall be the "Trigger Date" for launching into Phase 1. If there has been no Trigger Date event within ninety (90) days of the execution of this Agreement, NG&A shall have a right of Early Termination as set forth in Section 5(a) below. The target time period for completing Phase 1 is expected to be approximately three-to-four months from the "Trigger Date." The standard time period for completing Phase 2 is approximately two additional months. Phase 3 would then continue from the end of Phase 2 until not less than one year after the Commercial Launch of the television network portion of the Service, as defined below and articulated in the Planning Books generated through this process. Based upon the foregoing expectations, if the Trigger Date for Phase 1 were to occur during September of 1999, then Phase 2 would begin in January 2000, and the Phase 3 would likely begin before the end of the first quarter of 2000.



Mr. Turner
July 26, 1999
Page 3


The specific terms that would apply to this engagement are as follows:

1. .Milestone Definitions: For the purposes of this Agreement, the "Trigger Date" is the date of the closing of the next $500,000 of the Company's Seed Development Round, at which time

Phase 1 shall begin together with the Fees in sections 3 and 4 below. The "Major Round of Financing" shall be defined as those capital formation and strategic partnering activities, emanating from whatever source, internal or external to the Client, which upon closing provide Client with sufficient resources to launch the Service. "Commercial Launch" of the Service shall be defined as the first transmission of the television network portion of the Service intended for consumer reception.

2.   Term:     The initial term of this Agreement shall be from the
execution date of this Agreement 	through the completion of Phase 3,
which shall occur at the first year anniversary of 	Commercial Launch,
unless extended by the parties by mutual consent. NG&A shall have an Early Termination Right related to Phase 0 as set forth in Section
5(a) below, which if exercised shall relieve Client of all obligations to NG&A. Client shall have two separate rights of Early Termination, with which to disengage the services of NG&A, that may be exercised under the specific conditions set forth in Sections 5(b) and 5(c).

3.   Fees: (a) On the Trigger Date, Client shall pay NG&A a
"Contingent Seed Round Bonus" of $50,000 as full compensation for its work during Phase 0 and for any further guidance and assistance required to raise additional "Seed Development Round" capital up to a total raise for the round of $3 million.

(b) All NG&A Partner, associate and staff time is fully incorporated into the fixed Retainers and a Contingent Success Bonus; there is no hourly or daily accounting. The Base Fee covering the portions of the Project described above and in the Statement of Work as Phases 1 and 2 is $750,000, of which half ($375,000) is paid by means of the Fixed Fee Retainer set forth in Section 4(a) below and the remainder is paid after the closing of the Major Round of Financing (if this should occur) by means of the Contingent Success Bonus set forth in Section 10 below. Fees for NG&A's services in Phase 3 are paid monthly, with the obligation to pay being contingent upon Client continuing to develop and/or operate the Service, as set forth in Section 5(c) below. Except where otherwise provided for herein, all payments shall be due and payable in advance on the first business day of the month and all payments shall be made by means of Electronic Funds Transfer.

4. (a) Fixed Fee Retainer: Client shall pay NG&A a Fixed Fee Retainer of $375,000 as partial compensation for the portions of the Project described above and in the Statement of Work as Phases 1 and 2, as follows:

$75,000 upon the Trigger Date of this Agreement,

$50,000 on the first business day of each of the next five months,

(C) $50,000 upon delivery to Client of a completed draft of the Information Memorandum in Phase 2.



Mr. Turner
July 26, 1999
 Page 4

(b) Phase 3 Monthly Retainer Fee: Beginning on the first business day of the month following the delivery to Client of a completed draft of the Information Memorandum in Phase 2 and continuing until the end of the Term, subject to Section 5(c) below, Client shall pay to NG&A a Monthly Retainer Fee in the amount of $15,000. This Monthly Retainer Fee shall provide Client with NG&A's ongoing advice and assistance, as and when reasonably requested, relating to: capital formation and the forming of strategic alliances and relationships, as well as assistance as needed in handling due diligence related thereto, refinements to business strategy, programming acquisition and production, integration of new technologies and markets into the plan, matters relating to activating and realizing the potential of the channel's identified revenue streams, including advertising, direct sales, the Internet and other so-called "ancillary" sources, competitive factors related to the affiliate marketing process, management recruitment, and any other aspects of developing, launching and operating the Service prior to and post-launch.

Early Termination: (a) NG&A's Phase 0 Right: If there has been no
Trigger Date event within ninety (90) days of the execution of this Agreement, NG&A may at any time thereafter until the Trigger Date, at its sole option, terminate this Agreement, fully ending the obligations between the parties except for the obligations of Confidentiality set forth in Section 13 below.

(b) Mutual Phase 1 Right: Within thirty (30) days of the Trigger Date, either Client or NG&A may terminate this Agreement at its own discretion for any reason. In the event that this right of Early Termination is exercised, then (i) there shall be no further obligations of one party to the other whatsoever, except for the obligations of Confidentiality set forth in Section 13 below, and (ii) Client's initial Fixed Fee Retainer payment designated 4(a)A above shall be deemed payment in full for services rendered through termination.

(c) Client's Phase 3 Right: After the conclusion of Phase 2, in the event that Client permanently discontinues and abandons development or operation of the Service during the then remaining Term of this Agreement, Client may terminate this engagement by providing ninety
(90) days advance written notice and once termination is effective Client shall not be obligated to perform to the unearned portions of
Section 4(b) ("Phase 3 Monthly Retainer Fee") or Section 10 ("Contingent Success Bonus"). Thereafter, the parties' continuing obligations to one another shall be only as may be provided for in Sections 13 ("Confidentiality") and 14 ("Deliverables") below. The phrase, "permanently discontinues and abandons" shall mean that Client stops the development or operation of the Service with no overt or covert intentions or plans to resume or dispose of the Service. Resumption of development or operations or sale or transfer of the development or operations to another party occurring within two years of the written notice of termination provided hereunder shall not be considered permanent discontinuation and abandonment, and NG&A's and Client's obligations to one another under this Agreement shall not be deemed to be terminated under the provisions of this Section 5(c).

6.   Billing for Specialist and Outside Document Production Hours:
Advance written authorization will be obtained from Client for any use of specialists (attorneys and any outside consultants) or document production resources retained by NG&A in connection with undertaking the Project set forth herein. Use of attorneys or outside consultants may be appropriate during the exploration of rights matters relating to acquisition and exhibition of video clips, events and library program material. Fees for specialists arranged by NG&A, if any, will be billed on a pass-through basis without mark-



 Mr. Turner
July 26, 1999
Page 5


up. Outside document production time and research time and materials, if any, will be billed on a pass-through basis without mark-up.
Billing under this Section 6 will be monthly in arrears. All invoices shall be honored promptly.

7. Primary Market Research: Market Research studies will be performed by a qualified third party to be approved in advance (including the cost of the studies) and in writing by Client and supervised by NG&A. Client, at its sole discretion, may elect to defer or eliminate any recommended research study. The third party cost of any primary market research and the cost of acquiring any secondary research reports or market studies is explicitly not included in the fees to be paid to NG&A under this Agreement.

8   .Expenses: Client shall promptly reimburse NG&A for all direct
"out of pocket" expenses incurred in the performance of services contemplated by this Agreement, including but not limited to telephone, messenger and express services (billed at 110% of invoice), duplication (at $0.15 per standard page, color pages subject to surcharge), and travel. Prior written authorization will be obtained for any travel expense incurred, which shall be "First Class" both as regards airfare and accommodations.

9. Equity Interest: In recognition of NG&A's contribution of its intellectual property to the development of the Service and the generation of the aforementioned plans and documents, in addition to the fees referenced herein, Client will grant NG&A an Equity Interest in the company that owns and operates the Service which, upon the closing of the Major Round of Financing, is equal to 2.5% (two and one-half percent). The manner and terms by which the Equity Interest is conveyed shall be mutually agreed upon in good faith by Client and NG&A and memorialized in an Equity Interest Agreement which shall be entered into within thirty (30) days of the Trigger Date.

10. Contingent Success Bonus: NG&A is "venturing" half of its Base Fee against Client's success in having secured the resources in whatever form sufficient to launch the Service. Within 30 days of the close of the Major Round of Financing, Client shall pay NG&A a Contingent Success Bonus in the amount of $375,000, representing the second half of its compensation for the advisory services and development work undertaken in Phases 1 and 2, as set forth in Section 3 above. This Contingent Success Bonus shall not be payable if there is no closing of a Major Round of Financing, as defined herein.

11. Non-exclusivity and Disclosure of Potential Conflicts: Subject to
Section 13 below, "Confidentiality," Client understands and acknowledges that the advisory services to be rendered herein are non-exclusive, that is, NG&A is and will be providing services simultaneously to other parties. Client further understands and acknowledges that these other parties may include programming providers that are developing or operating services with elements that may be, in some material respects, similar to the Service, but not anyone developing a cable and satellite television service and integrated Internet Website dedicated to football. Client further understands and acknowledges that NG&A and its principals have interests in other existing and start-up programming and distribution services, including as of this date The Golf Channel, BookNet, America's Voice, ZDTV, WeatherPLUS, SiTV and U.S. Satellite Broadcasting Company, Inc., and that in some cases these interests may be substantial.




Mr. Turner
July 26, 1999
Page 6


Independent Contractor: Limitation on the Scope of Engagement: The findings, recommendations, and written materials presented represent the best professional judgment of the firm based upon the information available to it. Further, such services are rendered as an independent contractor and neither NG&A nor any of their Principals or associates will be considered Client's employee in any way or for any purpose. Client acknowledges that NG&A is not a registered securities dealer and that NG&A is being retained as Client's advisor and representative in any transactions resulting from this engagement relating directly to the Service as articulated in the Planning Books generated through this process, but not as the seller of any securities or as a "broker" or "finder" of funds.

Confidentiality: Each party to this Agreement acknowledges that in the course of the conduct of this engagement they will have possession of proprietary information of a confidential nature and, in the case of Client, proprietary computer models and other analytical tools, belonging to the other party. Each party agrees that said proprietary information and/or materials provided to it by the other party in connection with this engagement shall be held confidential and not disclosed to any other party (except persons employed by or on behalf of that party, and then only if directly participating in the undertaking described herein, and then only on a need to know basis) except as may be required by the applicable law or legal process. All Information will be deemed proprietary and confidential unless designated otherwise in writing upon transmittal, and all information and materials not so marked shall be returned to the other party, together with all copies thereof, upon request at the conclusion of the engagement. Notwithstanding the foregoing, information shall not be considered confidential or proprietary which (a) is or becomes available to the other party other than a result of its disclosure by a party hereto or their representatives or (b) was known to the other party prior to its disclosure during the course of this engagement.

14. Deliverables: All materials described in the accompanying Statement of Work as Phase 1, 2 or Phase 3 "Deliverables" will be provided to Client, together with accompanying assumptions where applicable. This shall include, if requested by Client, all applicable computer data files associated with said deliverables. Notwithstanding the foregoing, during the term of its engagement, NG&A shall retain the "authoring" version of all computer models, databases and document files, that is, the master set from which scenarios are run, printed models and documents are generated and from which copies are reproduced. At no time will NG&A be responsible for updating, revision or maintenance of any computer models databases or document files once the original or a copy of same has been transferred to Client's computer. All materials of any kind or nature attained or created by NG&A for Client, excluding NG&A-proprietary models, databases and formats but not excluding the specific content thereof as it relates to the Service, shall be the sole property of Client.

15. Entire Agreement: This Agreement constitutes the entire agreement between the parties relating to the matters discussed herein and may be amended or modified only with the mutual written consent of the parties. This Agreement may not be assigned or transferred without the express written consent of the parties. Subject to the limitations set forth herein, this Agreement will inure to the benefit of and be binding upon the parties and their respective successors and assigns.



Mr. Turner
July 26, 1999
Page 7

16. Governing Law: This agreement shall be governed by and construed in accordance with the law of the State of California.

If the work plan and terms presented here are acceptable to you, you may engage the service of NG&A thus offered by completion of the signature block below. Payment will be due only upon the Trigger Date as set forth in Sections 3(a) and 4 above.

Sincerely yours,
NEWBERGER GREENBERG & ASSOCIATES


/s/ Rick Newberger
Rick Newberger
Principal


ACCEPTANCE AND AGREEMENT
By executing the signature block below, and paying the initial installment of the Fixed Fee Retainer payment as called for in this engagement letter, I hereby accept this proposal and agree to the project definition and description, and the terms and conditions of business described herein.

Jantonio Turner
July 27, 1999
By (Print):           Date


Its President